Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, Ohio 43215

July 17, 2008

Via Facsimile

Mr. Peter Huntsman
Chief Executive Officer
Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

Dear Peter:

     In Huntsman’s release issued after the close of the market yesterday, you stated that Hexion’s allegations in our Delaware complaint are “false and misleading.” Huntsman’s preliminary results for Q2 2008 announced in that very same release clearly demonstrate that there is no basis for your statement.

     Huntsman’s preliminary results for Q2 2008 — which represent at least a 15% decline from the results for Q2 2007 — mirror exactly the numbers provided to Duff & Phelps for its solvency analysis. Likewise, Huntsman’s Q2 2008 net debt is identical to the number Duff & Phelps assumed in its analysis. Huntsman is well aware of this since we have provided you with the Duff & Phelps report.

     Had Huntsman consented to the unsealing of our Delaware complaint, Huntsman shareholders would know these facts. We think it is time Huntsman permitted its shareholders to read in full the facts of the matter. We reiterate our request that the pleadings of the parties in the Delaware litigation, including the contents of the Duff & Phelps report, be unsealed.

     We also repeat our frequent request over the last month that Huntsman provide Hexion with updated cash flow and net debt projections, as you are required to do under the merger agreement.

HEXION SPECIALTY CHEMICALS, INC.

By: /s/ Craig O. Morrison
Craig O. Morrison